================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            HEALTH CARE REIT, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               XXXXXXXXXXXXXXXX
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                          DEFINITIVE PROXY AS FILED

                               VIA EDGAR 3/15/99


                            HEALTH CARE REIT, INC.

                         NOTICE OF ANNUAL MEETING OF
                                 SHAREHOLDERS

                                     AND

                               PROXY STATEMENT






                                 MEETING DATE

                                APRIL 20, 1999



                             YOUR VOTE IS IMPORTANT!

  YOU ARE URGED TO SIGN, DATE, AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

                             HEALTH CARE REIT, INC.
                                   One SeaGate
                                   Suite 1500
                               Toledo, Ohio 43604


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON APRIL 20, 1999

TO THE SHAREHOLDERS OF HEALTH CARE REIT, INC.:

         The Annual Meeting of Shareholders of Health Care REIT, Inc. will be held on April 20, 1999 at 10:00 a.m. in the Auditorium of One SeaGate, Toledo, Ohio, for the purpose of considering and acting upon:

         1.       The election of three Directors for a term of three years;

         2. The approval of an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 40,000,000 to 75,000,000;

         3. The ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year 1999; and

         4. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

         Shareholders of record at the close of business on March 2, 1999 will be entitled to notice of, and to vote at, such Annual Meeting or any adjournment thereof. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the Proxy Statement accompanying this Notice.


                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        Erin C. Ibele
                                        Vice President and Corporate Secretary

Toledo, Ohio
March 15, 1999


         PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME, AND GIVING YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

                             HEALTH CARE REIT, INC.

                                   ONE SEAGATE
                                   SUITE 1500
                               TOLEDO, OHIO 43604


                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 20, 1999

                                     GENERAL

         This Proxy Statement is furnished to the shareholders of Health Care REIT, Inc. (the "Company") by its Management and the Board of Directors in connection with the solicitation of proxies in the enclosed form to be used in voting at the Annual Meeting of Shareholders (the "Annual Meeting"), which is scheduled to be held on Tuesday, April 20, 1999 at 10:00 a.m. as set forth in the foregoing notice. At the Annual Meeting, the shareholders will be asked to elect three Directors, approve an amendment to the Company's Restated Certificate of Incorporation, ratify the appointment of Ernst & Young LLP as independent auditors and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

         A share cannot be voted at the Annual Meeting unless the holder thereof is present or represented by proxy. When proxies in the accompanying form are returned properly executed and dated, the shares represented thereby will be voted at the Annual Meeting. If a choice is specified in the proxy, the shares represented thereby will be voted in accordance with such specification. If no specification is made, the proxy will be voted FOR the action proposed. Any shareholder giving a proxy has the right to revoke it any time before it is voted by filing with the Vice President/Corporate Secretary of the Company a written revocation, or by filing a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. The revocation of a proxy will not be effective until notice thereof has been received by the Vice President/Corporate Secretary of the Company.

         The cost of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, Directors and officers of the Company may solicit proxies in writing, by telephone, fax or personal interview. The Company will reimburse Directors and officers for their reasonable out-of-pocket expenses in connection with such solicitation. The Company will request brokers and nominees who hold shares in their names to furnish this proxy material to the persons for whom they hold shares and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses in connection therewith. The Company has hired ChaseMellon Shareholder Services, L.L.C. to solicit proxies for a fee not to exceed $5,000, plus expenses and other customary charges.

         The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total number of shares of voting securities outstanding on the record date shall constitute a quorum for the transaction of business by such holders at the Annual Meeting. The three nominees for election as Directors who receive the highest number of votes therefor at the Annual Meeting shall be elected as Directors. The proposed amendment to the Restated Certificate of Incorporation shall require the affirmative vote by the holders of a majority of the outstanding shares of voting securities. Approval of all other matters shall require the affirmative vote of a majority of the shares of voting securities present in person or represented by proxy.


         The executive offices of the Company are located at One SeaGate, Suite 1500, Toledo, Ohio 43604, and its mailing address is One SeaGate, Suite 1500, P.O. Box 1475, Toledo, Ohio 43603-1475. The telephone number is (419) 247-2800. The approximate date on which this material was first sent to shareholders was March 19, 1999. A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES AND EXHIBITS THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO THE VICE PRESIDENT/CORPORATE SECRETARY, HEALTH CARE REIT, INC. AT THE ABOVE ADDRESS.

                          VOTING SECURITIES OUTSTANDING


         The Company had outstanding 28,317,335 shares of common stock, $1.00 par value per share (the "shares of common stock") and 3,000,000 shares of Series C cumulative convertible preferred stock, $1.00 par value per share (the "shares of preferred stock") on March 15, 1999. These shares constitute the only classes of outstanding voting securities of the Company. Shareholders of record at the close of business on March 2, 1999 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. On all matters to come before the Annual Meeting, each share of common stock is entitled to one vote and each share of preferred stock is entitled to .97561 of one vote, the percentage of common shares into which a preferred share is currently convertible.


                     PROPOSAL 1--ELECTION OF THREE DIRECTORS

         The Company is currently authorized to have ten Directors. Effective with the retirement of Messrs. Douglas and Wolfe from the Board of Directors as of the Annual Meeting and the anticipated election of the individuals below, there will be nine directors, leaving one position vacant. The By-Laws divide the Board into three classes: Class I, Class II, and Class III. The Directors are elected for a three-year term or until the election and qualification of their respective successors. Proxies received will be voted to elect the three Directors named below to serve for a three-year term until their respective successors are elected and have qualified or until their earlier resignation or removal.

         If any nominee declines or is unable to accept such nomination to serve as a Director, events which Management does not now expect, the proxy reserves the right to substitute another person as a Management nominee, or to reduce the number of Management nominees, as they shall deem advisable. The Proxy solicited hereby will not be voted to elect more than three Directors.


                                     CLASS I
                             DIRECTORS TO BE ELECTED

         WILLIAM C. BALLARD, JR., AGE 58. Mr. Ballard is Of Counsel to Greenebaum, Doll & McDonald PLLC (law firm) and has held this position since 1992. From 1972 to 1992, Mr. Ballard was the Executive Vice President, Chief Financial Officer and Director of Humana Inc. (provider of integrated health care services). Mr. Ballard also serves as a Director of American Safety Razor Co. (manufacturer of health and beauty aids), LG&E Energy Corp. (utility company), Mid-America Bancorp (commercial bank), Healthcare Recoveries, Inc. (healthcare subrogation and recovery services) and United HealthCare Corp. (managed care company). Mr. Ballard has served as a Director of the Company since 1996 and is a member of the Board's Investment, Nominating and Planning Committees.

         PETER J. GRUA, AGE 45. Mr. Grua is a Principal and President of HLM Management Company, Inc. (registered investment adviser). From 1986 until 1992, Mr. Grua was a Managing Director and Senior Analyst of Alex. Brown & Sons, Incorporated (brokerage services). Mr. Grua was appointed as a Director of the Company in January 1999 and is a member of the Board's Investment, Nominating and Planning Committees.

         R. SCOTT TRUMBULL, AGE 50. Mr. Trumbull is the Executive Vice President International Operations & Corporate Development of Owens-Illinois, Inc. (manufacturer of glass and plastic packaging products) and has held this position since 1993. Mr. Trumbull is a member of the Board of Franklin Electric Company (manufacturer of electric motors). Mr. Trumbull will serve as a member of the Board's Audit, Investment and Planning Committees.

         THE MANAGEMENT AND THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMEND THAT YOU VOTE "FOR" THE ELECTION OF THE ABOVE NOMINEES. The nominees who receive the highest number of votes at the Annual Meeting shall be elected as Directors.

                                    CLASS II
                       DIRECTORS WHOSE TERMS CONTINUE (1)

         PIER C. BORRA, AGE 59. Mr. Borra is the Chairman, President and Chief Executive Officer of CORA Health Services, Inc. (outpatient rehabilitation services), a position he has held since January 1998. From April 1985 to December 1997, Mr. Borra served as Chairman, President and Chief Executive Officer of Arbor Health Care Company (operator of nursing homes). Mr. Borra also serves as a Director of Balanced Care Corporation (developer and operator of long-term health care facilities). Mr. Borra has served as a Director of the Company since 1991 and is a member of the Board's Compensation, Investment and Planning Committees.

         GEORGE L. CHAPMAN, AGE 51. Mr. Chapman became Chairman, Chief Executive Officer and President of the Company in October 1996. From 1992 to October 1996, Mr. Chapman served in various capacities, including Executive Vice President, General Counsel and President of the Company. Mr. Chapman has served as a Director of the Company since 1994 and is a member of the Board's Executive, Investment, Nominating and Planning Committees.

         SHARON M. OSTER, AGE 50. Ms. Oster is Professor of Management at the Yale School of Management, Yale University. Ms. Oster also serves as a Director of Aristotle Corporation (holding company for a manufacturer and designer of women's apparel) and Transpro, Inc. (designer and manufacturer of precision transportation products). Ms. Oster has served as a Director of the Company since 1994 and is a member of the Board's Audit, Investment and Planning Committees.

         (1)     The terms of Messrs. Borra and Chapman and Ms. Oster expire in
                 2000.



                                    CLASS III
                       DIRECTORS WHOSE TERMS CONTINUE (2)

         JEFFREY H. DONAHUE, AGE 52. Mr. Donahue is Executive Vice President and Chief Financial Officer of The Rouse Company (real estate development and operations), a position he has held since December 1998. From September 1993 to December 1998, Mr. Donahue served as Senior Vice President and Chief Financial Officer of The Rouse Company. He has served as a Director of the Company since 1997 and is a member of the Board's Compensation, Investment and Planning Committees.

         BRUCE G. THOMPSON, AGE 69. Mr. Thompson served as a consultant to the Company in 1997 and 1998. From 1970 to October 1996, Mr. Thompson was the Chairman and Chief Executive Officer of the Company. In addition, Mr. Thompson serves as President and a Director of First Toledo Corporation (developer of health care facilities), a position he has held since June 1994. Mr. Thompson is also a Director of Kingston HealthCare Company (manager of health care facilities). Mr. Thompson has served as a Director of the Company since 1971 and is a member of the Board's Executive, Investment and Planning Committees.

         RICHARD A. UNVERFERTH, AGE 75. Mr. Unverferth is Chairman of Unverferth Manufacturing, Inc. (agricultural equipment manufacturer). In addition, Mr. Unverferth is Chairman of H.C.F., Inc. (operator of a nursing home chain). Mr. Unverferth has served as a Director of the Company since 1971 and is a member of the Board's Audit, Compensation, Executive, Investment, Nominating and Planning Committees.


         (2)     The terms of Messrs. Donahue, Thompson and Unverferth expire in
                 2001.

                              BOARD AND COMMITTEES

         The Board met four times during the year ended December 31, 1998. The Board has standing Audit, Executive, Compensation, Investment, Nominating and Planning Committees. In 1997, the Board appointed a subcommittee of the Investment Committee to meet between Investment Committee meetings. In 1998, each incumbent Director attended at least 75% of the aggregate of the meetings of the Board and the committees on which they served.

         The Audit Committee met twice during the year ended December 31, 1998. The Audit Committee makes recommendations to the Board of Directors as to the engagement or discharge of the independent auditors, reviews the plan and results of the auditing engagement with the independent auditors; reviews the adequacy of the Company's system of internal accounting controls; and directs and supervises investigations into matters within the scope of its duties.

         The function of the Executive Committee is to exercise all the powers of the Board (except any powers specifically reserved to the Board) during intervals between meetings of the Board.

         The Compensation Committee, which met two times during 1998, is generally responsible for determining the nature and amount of compensation for Executive Officers.

         The Investment Committee and its subcommittee met four and three times during the year ended December 31, 1998, respectively.

         The function of the Nominating Committee, which met two times during 1998, is to select and recommend to the full Board nominees for election as Directors. The Committee may, in its discretion, consider nominees proposed by shareholders of the Company for the 2000 Annual Meeting of Shareholders, provided such recommendations are in writing, contain a description of the nominee's qualifications and his consent to serve, and are received by the Company by November 18, 1999.

                 SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

         The following table sets forth, as of February 1, 1999, unless otherwise specified, certain information with respect to the beneficial ownership of the Company's shares of common stock by each person who is a Director of the Company, a nominee for the Board, each Executive Officer, and by the Directors and Executive Officers of the Company as a group. Unless noted below, each person has sole voting and investment power regarding the Company's shares. Also, unless noted below, the beneficial ownership of each person represents less than 1% of the outstanding common shares of the Company. No member of the group below owns any shares of the Class C cumulative convertible preferred stock. The Company's Management is not aware of any person who, as of December 31, 1998, was the beneficial owner of more than 5% of the outstanding shares of the Company.

                                                                           COMMON STOCK
                                          -------------------------------------------------------------------------------

                                                                     OPTIONS EXERCISABLE
NAME OF BENEFICIAL OWNER             SHARES HELD OF RECORD (1)         WITHIN 60 DAYS            TOTAL SHARES BENEFICIALLY OWNED
------------------------             -------------------------         --------------            -------------------------------

William C. Ballard, Jr.                        11,800                      11,667                          23,467

Pier C. Borra                                  50,070(2)                   11,667                          61,737

Raymond W. Braun                               46,196                     111,000                         157,196

George L. Chapman                              91,389                     271,654                         363,043(3)

Jeffrey H. Donahue                              2,250                      11,667                          13,917

Bruce Douglas                                  16,638                      11,667                          28,305

Peter J. Grua                                   1,000                         -0-                           1,000

Erin C. Ibele                                  22,239                      54,175                          76,414

Edward F. Lange, Jr.                           41,775                      76,000                         117,775


Sharon M. Oster                                 2,000                      11,667                          13,667

Bruce G. Thompson                             209,149                      11,667                         220,816

R. Scott Trumbull                                  -0-                         -0-                             -0-

Richard A. Unverferth                           5,066(2)                   11,667                          16,733

Frederic D. Wolfe                             275,279                      11,667                         286,946(3)(4)

All Directors and Executive                   774,851                     606,165                       1,381,016
Officers as a group (14 persons)


(1) Includes all restricted shares granted under the Company's 1995 Stock Incentive Plan or Stock Plan for Non-Employee Directors beneficially owned by such Directors and Executive Officers as of February 1, 1999.

(2) Mr. Borra disclaims beneficial ownership of 2,570 shares held by his spouse as trustee for their son and Mr. Unverferth disclaims beneficial ownership of 3,816 shares held in his sons' names.

(3) As of February 1, 1999, Messrs. Chapman and Wolfe beneficially owned 1.29% and 1.02% of the outstanding shares of the Company, respectively.

(4) Includes an aggregate of 115,610 shares owned by Mr. Wolfe's spouse and a family foundation over which Mr. Wolfe has shared voting and investment powers.

(5) Total beneficial ownership represents approximately 4.89% of the outstanding shares of the Company.

EXECUTIVE OFFICERS OF THE COMPANY

         The following information is furnished as to the Executive Officers of the Company:

         GEORGE L. CHAPMAN, AGE 51. Since October 1996, Mr. Chapman has served as Chairman, Chief Executive Officer and President of the Company. As described above, since 1992 Mr. Chapman has served in various executive capacities with the Company.

         RAYMOND W. BRAUN, AGE 41. Mr. Braun has served as Vice President and Chief Operating Officer of the Company since January 1997 and from January 1993 through January 1997, Mr. Braun served in various roles, including Assistant Vice President, Vice President and Assistant General Counsel of the Company.

         EDWARD F. LANGE, JR., AGE 39. Mr. Lange has served as Vice President, Chief Financial Officer and Treasurer of the Company since March 1996. Prior to that date, Mr. Lange was Senior Vice President of Finance of The CarePlex Group, Inc., a long-term care operating company, holding that position from January 1995 through March 1996. From 1994 through 1995, Mr. Lange was Vice President--Finance of Meditrust, a real estate investment trust. He was Senior Vice President--Finance of The MediPlex Group, Inc., also a long-term care operating company, from 1993 through 1994.

         ERIN C. IBELE, AGE 37. Ms. Ibele has served as Vice President and Corporate Secretary of the Company since January 1993. Since 1986, Ms. Ibele has served in various capacities with the Company.

                                  REMUNERATION

COMPENSATION OF EXECUTIVE OFFICERS

         The following table presents the total compensation awarded to, earned by, or paid to, the Chief Executive Officer of the Company during 1996, 1997 and 1998, and the total compensation awarded, earned, or paid during 1996, 1997 and 1998 to the Company's most highly compensated Executive Officers who were serving at the end of 1998, and whose total annual salary and bonus exceeded $100,000.



                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                        ---------
                                                                        COMPENSATION
                                                                        ------------
                                                                    Restricted
                                                                    ----------
                                                                      Stock     Securities    All Other
                                                                      -----     ----------    ---------
            Name and                         Annual Compensation      Awards    Underlying    Compensation
            --------                         -------------------      ------    ----------    ------------
       Principal Position         Year       Salary($)   Bonus($)     ($)(1)    Options (#)       ($)(2)
--------------------------------- --------- ----------------------- ----------- ----------- ---------------

George L. Chapman,                1998        $400,000    $467,288    $587,500     125,000         $13,725
  Chairman, Chief Executive       1997         350,000     335,000   1,439,953     140,000          19,839
Officer and President             1996         275,000     200,000         -0-     180,000          16,976


Raymond W. Braun,                 1998         200,000     198,210     293,750      62,500          13,725
  Vice President,                 1997         175,000     135,000     696,218      70,000          19,839
  Chief Operating Officer         1996         146,538      85,000         -0-      75,000          16,976


Edward F. Lange, Jr.,             1998         200,000     198,210     293,750      62,500          13,725
  Vice President, Chief           1997         170,000     125,000     680,731      67,500          19,839
Financial Officer and Treasurer   1996(3)      121,154      75,000         -0-     100,000             -0-


Erin C. Ibele,                    1998          92,500      48,750     117,500      25,000          11,357
  Vice President,                 1997          80,000      35,000     313,649      33,875          13,477
  Corporate Secretary             1996          67,000      26,800         -0-      35,000           9,277



(1) The restricted stock awards vest ratably over periods ranging from five to ten years. The restricted stock awards set forth above are valued at the time of grant. The table below shows the aggregate amounts of restricted stock held at December 31, 1998, and the value of such restricted stock (calculated by multiplying the amount of restricted stock by the closing market price of $25.875 on the last trading day of
         1998). Dividends are paid on the restricted shares at the same rate as on all other shares of common stock of the Company. Such dividends are not included in the Summary Compensation Table.

                                           NUMBER OF SHARES OF                               RESTRICTED STOCK
                                           RESTRICTED STOCK AT    VALUE OF RESTRICTED STOCK    GRANTS WITH
                                            DECEMBER 31, 1998        AT DECEMBER 31, 1998    RESPECT TO 1998
                                            -----------------        --------------------    ---------------
            George L. Chapman                    75,067                 $1,942,359                25,000
            Raymond W. Braun                     36,873                    954,089                12,500
            Edward F. Lange, Jr.                 36,192                    936,468                12,500
            Erin C. Ibele                        16,150                    417,881                 5,000


(2) Includes contributions that were or will be made in connection with the Company's Retirement Plan and Trust.

(3) Mr. Lange was not appointed as an Executive Officer of the Company until March 1996.

EMPLOYMENT AGREEMENTS

         Pursuant to an Employment and Consulting Agreement entered into in 1995, Mr. Thompson served as the Company's Chief Executive Officer until October 14, 1996, and thereafter served as an employee of the Company through December 31, 1996. Mr. Thompson served as a consultant to the Company, performing such services as was requested of him by the Board of Directors or Management, through December 31, 1997. Mr. Thompson provided additional consulting services to the Company in 1998 and was paid $12,000 for his services.

         The Company and Mr. Chapman have entered into a three-year employment agreement effective January 1, 1997, subject to optional successive three-year renewal terms. Mr. Chapman will serve as the Company's Chairman, Chief Executive Officer and President and receive a minimum annual base salary of $350,000, as well as discretionary annual bonuses and stated fringe benefits. Mr. Chapman's annual base salary was increased to $420,000, effective January 1, 1999. If Mr. Chapman is terminated without cause, or resigns during the twelve months following a "change in corporate control" (as defined in the employment agreement), he would receive severance pay for the remaining term of the agreement or for twenty-four months, whichever is greater. These severance benefits would be made in a series of monthly payments, in an amount equal to one-twelfth of the sum of his annual base salary and the greater of the average of his annual bonuses for the two fiscal years immediately preceding the termination or change in corporate control or a minimum bonus equal to fifty percent of his annual base salary. At Mr. Chapman's election, the Company would instead make an immediate lump sum payment equal to the present value of such monthly payments, calculated using a discount rate equal to the interest rate on 90-day treasury bills reported at the date the election is delivered. Mr. Chapman's stock option and restricted stock awards under the 1995 Stock Incentive Plan would become vested and immediately exercisable in the event of a change in corporate control, or upon his death, disability or termination without cause. In addition, if it is determined that any payment by the Company to Mr. Chapman would be a golden parachute subject to excise tax, the amount of the payments to him would be increased to cover such excise tax.

         The Company has entered into similar employment agreements with the Company's other Executive Officers, which provide for two-year terms, minimum annual salaries, stated benefits, and severance payments in the event of a termination without cause or a change in corporate control.

STOCK INCENTIVE PLAN

         The Company's 1995 Stock Incentive Plan (the "Stock Incentive Plan") authorizes the Compensation Committee of the Board to grant eligible officers and key employees of the Company awards consisting of options to purchase shares of common stock, stock appreciation rights, dividend equivalent rights, shares of restricted stock or performance shares. The Compensation Committee has the discretion to select the particular officers and key employees who will receive awards. At February 1, 1999, twelve officers and key employees of the Company were eligible to participate.


                      OPTION GRANTS IN LAST FISCAL YEAR


                                      NUMBER OF     % OF TOTAL
                                       SHARES         OPTIONS
                                     UNDERLYING     GRANTED TO     EXERCISE
                                       OPTIONS       EMPLOYEES      OR BASE
                                     GRANTED(#)      IN FISCAL       PRICE     EXPIRATION       GRANT DATE
       NAME                           (1),(2)          YEAR         ($/SH)        DATE          VALUE ($)(3)
       ----                           --------         ----         ------        ----         -------------
George L. Chapman                     125,000           35%         $23.50      11/19/08         $200,000


Raymond W. Braun                       62,500           17%          23.50      11/19/08          100,000


Edward F. Lange, Jr.                   62,500           17%          23.50      11/19/08          100,000


Erin C. Ibele                          25,000            7%          23.50      11/19/08           40,000


(1)      All of the options granted vest between the years 1999 and 2003.

(2) The terms of the options granted permit cashless exercises and payment of the option exercise price by delivery of previously owned shares.

(3) Calculated using the Black-Scholes option valuation methodology. In using such methodology, the following variables were used: risk-free interest rate of 5.2%, dividend yields of 9.0%, expected lives of seven years, and expected volatility of .225%. The actual value, if any, that an Executive Officer may realize will depend upon the excess of the closing market price over the exercise price on the date the option is exercised so that there is no assurance that the value realized by an Executive Officer will be at or near the value estimated by the Black-Scholes model.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

                                                                      NUMBER OF SHARES
                                                                      ----------------
                                                                         UNDERLYING              VALUE OF UNEXERCISED
                                                                         ----------              --------------------
                                      SHARES           VALUE          UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS
                                      ------           -----          -------------------        --------------------
                                    ACQUIRED ON      REALIZED         AT FISCAL YEAR END         AT FISCAL YEAR END($)(2)
                                    -----------      --------         ------------------         ------------------------
             NAME                  EXERCISE(#)       ($)(1)   EXERCISABLE(#) UNEXERCISABLE(#) EXERCISABLE($) UNEXERCISABLE($)
             ----                  -----------       ------   -------------- ---------------- -------------- ----------------
         George L. Chapman           22,500         $207,571      215,135       360,633        $1,294,631    $1,239,499
         Raymond W. Braun            26,000          216,594       84,832       161,668           445,808       530,318
         Edward F. Lange, Jr.         5,000           40,516       48,500       176,500           236,750       602,938
         Erin C. Ibele               13,000          106,130       43,175        70,500           171,325       232,575



(1) Value at exercise is the difference between the closing market price on the date of exercise less the exercise price per share, multiplied by the number of shares acquired on exercise.

(2) Calculated based on the closing market price on the last trading day of 1998 multiplied by the number of applicable shares covered by in-the-money options, less the total exercise price for such shares.

COMPENSATION OF DIRECTORS

         In 1998, each Director received a fee of $18,000 for his or her services as such, which fee increased to $20,000 in 1999. In addition, each Director received a fee of $1,500 for each Board meeting attended. For 1998 and 1999, members of the Audit and Compensation Committees received or will receive $1,000 for each meeting attended, and for the same time period, members of the Investment and Planning Committees will receive $1,200 and $1,500, respectively, for each such committee meeting attended.

         Director's fees are not paid to Mr. Chapman. The fees paid to all other Directors totaled $237,200 in 1998.

         During 1997, the Company adopted the Stock Plan for Non-Employee Directors. Pursuant to this Plan, in 1998 each Director not employed by the Company was granted stock options to purchase 5,000 shares and 250 shares of restricted stock. In future years, each eligible Director will receive additional stock options to purchase 5,000 shares and annual grants of 1,000 shares of restricted stock. All of the options have an option exercise price equal to the fair value of the shares at the time the options were granted. The options granted to a Director under this Plan may not be exercised more than ten years after the date the options are granted. Each option award granted in January 1998 became exercisable on January 19, 1999. Future option awards generally will become exercisable in three equal installments on the first three anniversaries of the date of grant, so that one-third of the shares subject to the options will first become available for purchase by the Director on each of these anniversaries. The other terms of these awards are set forth in detail in the Stock Plan for Non-Employee Directors.

REPORT OF THE COMPENSATION COMMITTEE

         The Compensation Committee of the Board is generally responsible for determining the nature and amount of compensation for Executive Officers. The Committee currently consists of three non-employee directors, Pier C. Borra, Jeffrey H. Donahue and Richard A. Unverferth. During the year ended December 31, 1998, the Compensation Committee of the Board met two times. The Compensation Committee utilizes the services of FPL Advisory Group, a nationally recognized executive compensation consulting firm, to assist the Compensation Committee in reviewing and developing the Company's executive compensation criteria. Based largely on the information provided by this consulting firm, which included a detailed survey of the compensation practices of other REITs in the health care industry, the Compensation Committee believes that the Company's executive compensation program is within the market range for the Company's peer group of companies, and is well-designed to support the Company's incentive-based compensation philosophy.

         The Compensation Committee believes that compensation for the Chief Executive Officer and other Executive Officers should be generally competitive with other health care REITs, in order to retain and attract top management. The three key components of the Company's Executive Officer compensation system are annual salaries, annual incentive bonuses and long-term incentives. In determining compensation for each of these three components, the Compensation Committee reviewed and considered data compiled by the Company's compensation consultants on salary, bonus and incentive compensation paid to executive officers by a number of peer groups with which the Company was compared.

         The Executive Officers' base salaries are established in their employment agreements and the Compensation Committee may adjust those base salaries from time to time, as it deems appropriate. For 1998, following discussions with the Chief Executive Officer and the Company's compensation consultant, the Compensation Committee approved salary increases for each Executive Officer, making compensation consistent with the other peer-group REITs for similar executive officer positions.

         Annual bonus compensation payments are based on attaining certain financial and non-financial business objectives of the Company on an annual basis. The 1998 bonuses for the Executive Officers were in part formula driven, based on the 1998 program of performance goals approved by the Compensation Committee. For 1998, these goals related in part to growth in the Company's funds from operations as well as the Committee's subjective appraisal of each officer's satisfaction of certain individual non-financial goals.

         Long-term incentives are primarily based on more closely aligning incentives with increasing shareholder value, individual performance and an individual's potential contributions to the Company's profitability and long-term growth. The Company's 1995 Stock Incentive Plan is the Company's primary vehicle for providing long-term incentive compensation, and is intended to enable the Company to continue to provide its Executive Officers and other key employees with competitive equity-based compensation in order to create appropriate long-term incentives. Under the terms of the Company's 1995 Stock Incentive Plan, the Compensation Committee has authority to approve stock option awards, restricted stock or other equity-based incentive awards to Executive Officers and key employees and to determine the terms of these awards.

         In November 1998, the Compensation Committee granted Executive Officers of the Company stock options to purchase an aggregate of 275,000 shares, as well as an aggregate of 55,000 shares of restricted stock. The Compensation Committee's decision to grant these stock options and restricted stock awards was based on, among other things, the Company's success during the fiscal year ended December 31, 1998, the Compensation Committee's subjective evaluation of the individuals' past and expected future contributions to the Company's achievement of its long-term performance goals, and the Compensation Committee's goal of increased stock retention by Executive Officers.

         At its November 1997 meeting, the Compensation Committee increased Mr. Chapman's annual base salary for 1998 to $400,000, based upon the recommendation of the Committee's consultant, in light of the base salaries paid to CEOs of similarly situated REITs, and in recognition of the Company's performance in 1997 under his leadership. In addition to his base salary, Mr. Chapman was eligible in 1998 to receive an annual bonus based on a percentage of his annual base salary, with the percentage earned to depend on achievement of certain financial and non-financial goals established by the Committee. For 1998, these goals related in part to growth in the Company's funds from operations as well as the Committee's subjective appraisal of Mr. Chapman's satisfaction of certain individual non-financial goals. Based upon Mr. Chapman's achievement of the targeted goals and his overall performance in 1998, he was awarded an annual bonus of $467,288. The Compensation Committee believes that the amount of Mr. Chapman's compensation is consistent with general compensation levels within the health care REIT industry and appropriate in view of the Company's substantial accomplishments in 1998.

         The Company has considered the anticipated tax treatment to the Company regarding the compensation and benefits paid to the Executive Officers of the Company in light of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee will strive to provide Executive Officers with attractive, well-designed compensation packages which will generally preserve the deductibility of such payments for the Company. However, certain types of compensation payments and their deductibility depend upon the timing of an Executive Officer's vesting or exercise of previously granted rights. Moreover, interpretations of any changes in the tax laws and other factors beyond the Company's control may affect the deductibility of certain compensation payments. The Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments to executive officers and benefits to the extent reasonably practical and to the extent consistent with its other compensation objectives, but reserves the right to make incentive-based awards not exempt from these limits where such awards are appropriate and will not have material impact on shareholder value.

         The Compensation Committee is committed to maintaining a compensation program that appropriately aligns the Company's executive compensation with corporate performance and the interests of its shareholders. The Compensation Committee periodically reviews its program in order to make any further changes it considers necessary to achieve such objectives.

Compensation Committee of the Board of Directors
Health Care REIT, Inc.
Pier C. Borra
Jeffrey H. Donahue
Richard A. Unverferth



SHAREHOLDER RETURN PERFORMANCE PRESENTATION

         Set forth below is a line graph comparing the yearly percentage change and the cumulative total shareholder return on the Company's shares against the cumulative total return of the S & P Composite-500 Stock Index and the NAREIT Hybrid Index. Nine companies comprise the NAREIT Hybrid Index. The Index consists of REITs identified by NAREIT as hybrid (those REITs which have both mortgage and equity investments). Upon written request to the Vice President/Corporate Secretary, Health Care REIT, Inc., One SeaGate, Suite 1500, P.O. Box 1475, Toledo, Ohio, 43603-1475, the Company will provide shareholders with the names of the component issuers. The data are based on the last closing prices as of December 31 for each of the five years. 1993 equals $100 and dividends are assumed to be reinvested.

                              BOWNE TO INSERT GRAPH


                                12/31/93        12/31/94       12/31/95       12/31/96      12/31/97       12/31/98
                                --------        --------       --------       --------      --------       --------

          S & P 500              100.00          101.31         139.23         171.19        228.32         293.57
          Company                100.00           95.33          90.35         134.67        167.99         168.84
          Hybrid                 100.00          104.00         127.91         165.46        183.25         120.90


         Except to the extent the Company specifically incorporates this information by reference, the foregoing Report of the Compensation Committee and Shareholder Return Performance Presentation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy

Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934. This information shall not otherwise be deemed filed under such Acts.

SECTION 16(a) COMPLIANCE

         Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's Directors and Executive Officers, and persons who own beneficially more than ten percent (10%) of the shares of common stock of the Company, to file reports of ownership and changes of ownership with the Securities and Exchange Commission and The New York Stock Exchange. Copies of all filed reports are required to be furnished to the Company pursuant to Section 16(a). Based solely on the reports received by the Company and on written representations from reporting persons, the Company believes that the Directors and Executive Officers complied with all applicable filing requirements during the fiscal year ended December 31, 1998.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PARTNERSHIP FINANCINGS

         The Company has provided direct loans and credit enhancements to five partnerships in connection with four assisted living and retirement facilities and two nursing homes. First Toledo Corporation, which is wholly owned by Messrs. Thompson and Wolfe, serves or served as a general partner in each partnership. The partnership structures facilitated industrial development bond financing in five of the projects. Credit enhancements were provided in the form of the Company's agreement to purchase the facilities or the bonds in the event of default by the partnerships. The Company has contingent obligations under the agreements to purchase which currently total $9,365,000. For the years ended 1998, 1997 and 1996 the Company received $253,000, $317,000, and $383,000, respectively, in connection with its contingent obligations pursuant to the agreements to purchase. An affiliate of Messrs. Thompson and Wolfe, Kingston HealthCare Company ("Kingston") operates four of the facilities.

OTHER RELATIONSHIPS

         For the years ended 1998, 1997 and 1996, the Company recorded lease and interest income from Kingston in the amounts of $83,000, $204,000, and $204,000, respectively.

GENERAL

         All of the related party matters were approved by a majority of Directors unaffiliated with the transactions. For the years ended December 31, 1998, 1997 and 1996, revenues from related parties totaled $1,236,000, $980,000, and $3,089,000, or 1.26%, 1.34%, and 5.68%, respectively, of the revenues of the Company.


                            PROPOSAL 2--AMENDMENT OF
                    RESTATED CERTIFICATE OF INCORPORATION TO
            INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

          The Board of Directors proposes that the Company's Restated Certificate of Incorporation be amended to increase the number of authorized shares of common stock, $1.00 par value per share ("Common Stock"), from 40,000,000 shares to 75,000,000 shares. Currently, the Restated Certificate of Incorporation authorizes 40,000,000 shares of Common Stock. As of March 15, 1999 the Company had 28,317,335 Common Stock shares outstanding, leaving 11,682,665 authorized shares available for further issuance, of which 476,056 shares have been reserved for issuance under the Company's Dividend Reinvestment and Stock Purchase Plan, 2,238,459 shares for issuance under the Company's Stock
Incentive Plans and 2,926,830 shares for issuance upon conversion of the shares of preferred stock. The Board of Directors proposes that the number of authorized shares of Common Stock be increased from 40,000,000 to 75,000,000.

         The Board of Directors believes that the availability of additional shares will enhance the Company's flexibility in connection with possible future actions, such as equity offerings, stock dividends, acquisitions or mergers, and other corporate purposes. The Board of Directors will determine whether, when, and on what terms the issuance of shares may be warranted in connection with any of the foregoing purposes.

         The availability for issuance of additional shares of Common Stock could enable the Board of Directors to render more difficult or discourage an attempt to obtain control of the Company. For example, by increasing the number of outstanding shares, the interest of the party attempting to gain control of the Company could be diluted. Also, the additional shares could be used to render more difficult a merger or similar transaction. It is noted, however, that in order to protect the Company's status as a real estate investment trust, the By-Laws limit ownership of the Company's voting securities by any person or entity to not more than 9.8% of the Company's voting securities outstanding. Consequently, the approval of the proposed amendment should have little incremental effect in discouraging unsolicited takeover attempts.

         If the proposed amendment is approved, all or any of the authorized shares of Common Stock may be issued without further action by the shareholders and without first offering such shares to the shareholders for subscription. The issuance of shares otherwise than on a pro-rata basis to all current shareholders would reduce current shareholders' proportionate interests. However, in any such event, shareholders wishing to maintain their interests may be able to do so through normal market purchases.

         MANAGEMENT AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT YOU VOTE "FOR" APPROVAL OF THE PROPOSED AMENDMENT. The proposed amendment is set forth in Exhibit A to this Proxy Statement. The affirmative vote of a majority of the outstanding shares of voting securities of the Company is required for approval of the proposed amendment. If the proposed amendment is adopted by the shareholders, it will become effective upon filing and recording a Certificate of Amendment as required by the Delaware General Corporation Law.


                   PROPOSAL 3--RATIFICATION OF THE APPOINTMENT
                             OF INDEPENDENT AUDITORS

          The firm of Ernst & Young LLP served as independent auditors of the Company for the year ended December 31, 1998 and has been selected by the Company to serve as its independent auditors for the year ending December 31, 1999. Ernst & Young LLP has served as independent auditors of the Company since the Company's inception in 1970. Although the submission of this matter for approval by shareholders is not legally required, the Board believes that such submission follows sound business practice and is in the best interests of the shareholders. If this appointment is not ratified by the holders of a majority of the shares of voting securities present in person or by proxy at the Annual Meeting, the Directors will consider the selection of another accounting firm. If such a selection were made, it may not become effective until 2000 because of the difficulty and expense of making a substitution. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions. Those representatives will have the opportunity to make a statement if they desire to do so.

         Audit services of Ernst & Young LLP for the year ended December 31, 1998 included the audit of the financial statements of the Company included in the Annual Report to Shareholders for 1998, services related to filings with the Securities and Exchange Commission, and consultation and assistance on accounting and related matters.

         The services furnished by Ernst & Young LLP have been at customary rates and terms. There are no existing direct or indirect understandings or agreements that place a limit on future years' audit fees.

          THE MANAGEMENT AND BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMEND THAT YOU VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP. The affirmative vote of the holders of a majority of the shares of voting securities present in person or by proxy at the Annual Meeting will be required for such ratification.

                                VOTING PROCEDURES

         The Inspector of Elections will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owner or persons entitled to vote for whom the broker or nominee does not have the discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of establishing a quorum. For purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

                                  OTHER MATTERS

         Management is not aware of any matters to be presented for action at the Annual Meeting other than the matters set forth above. If any other matters do properly come before the meeting or any adjournment thereof, it is intended that the person named in the proxy will vote in accordance with his judgment on such matters.

        SHAREHOLDER PROPOSALS FOR PRESENTATION AT THE 2000 ANNUAL MEETING

         The Board of Directors requests that any shareholder proposals intended for inclusion in the Company's proxy materials for the 2000 Annual Meeting be submitted to Erin C. Ibele, Vice President and Corporate Secretary of the Company, in writing no later than November 18, 1999. Unless the Company has been given written notice by February 1, 2000 of a shareholder proposal to be presented at the 2000 Annual Meeting other than by means of inclusion in the Company's proxy materials for the Meeting, persons named in the proxies solicited by the Board of Directors for the Meeting may use their discretionary voting authority to vote against the proposal.

                                  BY THE ORDER OF THE BOARD OF DIRECTORS


                                  Erin C. Ibele
                                  Vice President and Corporate Secretary

                                                                       EXHIBIT A

                                PROPOSAL TO AMEND
                    THE RESTATED CERTIFICATE OF INCORPORATION
                   TO INCREASE THE NUMBER OF AUTHORIZED SHARES
                   -------------------------------------------

         Section 4 of the Restated Certificate of Incorporation shall be amended in its entirety to read as follows:

         4. The number of shares that the Corporation is authorized to issue and have outstanding is 85,000,000, consisting of 75,000,000 shares of common stock with par value of $1.00 per share (hereinafter referred to as the "Common Stock"), and 10,000,000 shares of preferred stock with par value of $1.00 per share (hereinafter referred to as the "Preferred Stock"), which Preferred Stock shall have the terms and conditions as specified in a resolution or resolutions to be adopted by the Board of Directors of the Corporation.

P                              HEALTH CARE REIT, INC.
R
O                     PROXY SOLICITED BY THE BOARD OF DIRECTORS
X
Y                The undersigned hereby appoints G. L. Chapman with full
            power of substitution, to vote all shares of voting securities of Health Care REIT, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of the Shareholders of the Company to be held on Tuesday, April 20, 1999 or any adjournments thereof.

                 YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE
                       TAKING OF A VOTE ON THE MATTERS HEREIN.

                 Returned proxy cards will be voted: (1) as specified on
            the matters listed below; (2) in accordance with the Directors' recommendations where a choice is not specified; and (3) in accordance with the judgment of the proxies on any other matters that may properly come before the meeting.







                                     (Over)

--------------------------------------------------------------------------------
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

                                                                                                            /X/  Please mark
                                                                                                                 your choice
                                                                                                                 like this
                                                                                                                 in blue or
                                                                                                                 black ink.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE. THE MANAGEMENT AND THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY
RECOMMEND VOTES "FOR" ALL OF THE FOLLOWING:
                         FOR    WITHHELD
                         ALL     FOR ALL                         FOR   AGAINST  ABSTAIN                         FOR  AGAINST ABSTAIN
1. Election of three     / /     / /      2. The approval of an  / /     / /      / /       3. Ratification of  / /    / /     / /
   Directors for a                           amendment to the                                the appointment of
   term of three years:                      Company's Restated                              Ernst & Young LLP
                                             Certificate of                                  as independent
   WILLIAM C. BALLARD, JR.                   Incorporation to                                auditors for the
   PETER J. GRUA                             increase the number                             fiscal year 1999.
   R. SCOTT TRUMBULL                         of authorized
                                             shares of Common                             4. With discretionary
                                             Stock from 40,000,000                           authority on any
                                             to 75,000,000.                                  other business
                                                                                             that may properly
   TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL                                          come before the
   NOMINEE, PLEASE WRITE THE PERSON'S NAME IN THE                                            meeting or any
   FOLLOWING SPACE:                                                                          adjournment
                                                                                             thereof.
   ------------------------------------------------

Signature(s)  _________________________________________________________________________  Date ___________________
NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Corporate or partnership proxies should be signed by an authorized person with the person's title indicated.

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